Exhibit 99.1

Contacts:	For Media:	Randy Clerihue
(212) 578-6252

	For Investors:	John Hall
(212) 578-7888

METLIFE BOARD OF DIRECTORS WAIVES AGE-65 RETIREMENT POLICY

FOR CHAIRMAN, PRESIDENT AND CEO STEVEN A. KANDARIAN

NEW YORK, June 14, 2016 – MetLife, Inc. (NYSE: MET) today announced that its Board of Directors has elected to waive the company’s age-65 retirement policy for Chairman, President and CEO Steven A. Kandarian. The Board retains the option to do so when it concludes such a move would be in the company’s best interest. Kandarian, 64, has been MetLife’s president and CEO since May 2011. He added the title of Chairman in January 2012.

“From his first day as CEO, Steve has had an unwavering focus on maximizing long-term shareholder value,” said Cheryl W. Grisé, MetLife’s independent Lead Director. “In the face of unprecedented regulatory and macroeconomic challenges, he has taken bold action to position the company for profitable growth and strong cash generation. With the company in the midst of dramatic change, we believe Steve’s continued leadership will serve MetLife’s shareholders, customers and employees exceptionally well.”

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the largest life insurance companies in the world. Founded in 1868, MetLife is a global provider of life insurance, annuities, employee benefits and asset management. Serving approximately 100 million customers, MetLife has operations in nearly 50 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

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